EXHIBIT 10.14

                   LEASE AGREEMENT FOR CELLULAR STORAGE SPACES

By and between CRYO-CELL International, Inc. (hereafter CCEL) and Bio-Stor International, Inc. (hereafter Lessee).

Whereas CCEL is willing to share its spaces in its patented cellular storage unit(s) and whereas Lessee agrees to lease 150,000 (one hundred-fifty-thousand) equally shared spaces in CCEL units, and for mutual consideration between the parties, which is hereby acknowledged, it is agreed:

1. The total lease price for 150,000 (one hundred-fifty-thousand) equally shared spaces is $5,000,000 (five million dollars).

2. A non-refundable deposit of $1,000,000 (one million dollars) is required for obtaining an option for the lease rights to the 150,000 (one hundred-fifty thousand) equally shared spaces mentioned above. Said deposit will be paid in cash by Lessee, or, at CCEL's option, a portion may be paid with a 30 (thirty) day demand corporate note. If deposit is made partially by corporate note, the acceptance is subject to Lessee immediately paying CCEL 90% (ninety percent) of all lease payments, as it receives them. If at the expiration date of the note, the $1,000,000 (less the 10% retainage) payment has not been made in full, Lessee's option will expire (unless extended by CCEL) and all payments made to CCEL will be converted to equally shared spaces at the one-time payment of $33.33 1/3 (thirty-three and one-third dollars) each.

 3. Once the $1,000,000 (one million dollars) deposit has been paid to CCEL, the company will designate the locations of 30,000 (thirty-thousand) equally shared spaces for lease. Said locations will come from the sites listed in paragraph 6E, below.

 4. The $4,000,000 (four million dollars) balance of the lease rights under this agreement must be paid in full within 12 (twelve) months of the date of this agreement for the five leases to become effective. No units will be delivered until the total of $5,000,000 (five million dollars) has been paid. Lessee intends to pay the balance from the proceeds from an Initial Public Offering of its stock. If Lessee has filed their IPO with the S.E.C. within of the 12 (twelve) month period, a 90 (ninety) day extension will be granted for the balance to be paid, if necessary.

 5. If Lessee has paid the $1,000,000 (one million dollars) deposit or portion thereof, but fails to pay the balance of the $5,000,000 (five million dollars), they agree the deposit money paid to CCEL shall not be refundable and CCEL agrees to apply said deposit for equally shared lease spaces, as set forth above.

 6. CCEL agrees to perform the duties which are detailed in their revised Space and Time Sharing (SATS) Lease Agreement, covering equally shared spaces.

         A.    Marketing to promote cellular storage in Lessee's CCEL unit(s).

         B. The payment to Lessee of one-half of CCEL's 75% (seventy-five percent) entitlement under its LIFESPAN Program. The only deductions from Lessee's entitlement shall be one-half the cost of billing and collection of storage fees and extended warranties. The cost for billing and collection and warranty shall be shared equally between CCEL and Lessee.

         C. After Lessee's equally shared spaces are filled in a unit, CCEL shall have the right to place additional units in that area without additional financial obligation to Lessee.

         D. In the event there is any attrition in the Lessee's equally shared space(s) in a given designated area, CCEL agrees to cease placing any new "paid for" cellular storage in spaces in another unit in that area, until the Lessee's equally shared spaces have been refilled to capacity.

          E. The selection of leased unit's site will be exclusively CCEL's. Leased spaces must be available from units in the following cities:

                  - Los Angeles, CA                  - Minneapolis/St. Paul, MN
                  - San Diego, CA                    - St. Louis, MO
                  - San Francisco, CA                - Charlotte, NC
                  - Denver, CO                       - New York, NY
                  - Miami, FL                        - Cleveland/Columbus, OH
                  - Jacksonville, FL                 - Philadelphia, PA
                  - Atlanta, GA                      - Houston, TX
                  - Chicago, IL                      - Dallas, TX
                  - New Orleans, LA                  - Richmond/Roanoke, VA
                  - Baltimore, MD/Washington, DC     - Seattle/Spokane, WA
                  - Detroit, MI

7. CCEL agrees to provide Lessee a right of first refusal to match any leasing agreement which CCEL has available in Canada or Mexico.

 8. Finder's Fee - CCEL agrees to pay a Finder's Fee to Lessee of $25,000 (twenty-five thousand dollars) for each $1,000,000 (one million dollars) in leases obtained up to a maximum of $125,000 (one hundred-twenty-five thousand dollars).

 9. CCEL agrees that Lessee shall retain 10% (ten percent) of each partial deposit, up to $100,000 (one hundred thousand dollars), to be applied to Lessee's Finder's Fee entitlement. If Lessee does not pay the $4,000,000 (four million dollars) balance, they will then become the SATS Lessee for the appropriate number of equally shared spaces at $33.33 1/3 (thirty-three and one-third dollars) each. Any overage in advanced Finder's Fee's will be repaid to CCEL from Lessee's annual storage fee entitlement. Lessee will still receive the Coordinator's annual entitlement proportionate to the number of "paid for" lease spaces at $33.33 1/3 (thirty-three and one-third dollars) each.

 10. Stock Option - Upon the receipt of $5,000,000 (five million dollars) as payment in full for 150,000 (one hundred-fifty thousand) spaces, CCEL agrees to grant to Bio-Stor International, Inc. an option to purchase 300,000 (three hundred thousand) shares of CCEL's authorized, but unissued shares of common stock.

     The exercise price of the stock options shall be 75% (seventy-five percent) of the median between the "bid" and the "ask" price of CCEL's stock in the marketplace, or $6.00 (six dollars), whichever is higher, on the date of the payment in full of the $5,000,000 (five million dollars). After the exercise of the option, Lessee agrees that stock shall be held pursuant to S.E.C.'s rule 144 holding period.

 11. The parties agree that if the $5,000,000 (five million dollars) underwriting is successful, CCEL shall purchase 300,000 (three hundred thousand) shares of Bio-Stor stock at $1.00 (one dollar) per share, pursuant to S.E.C.'s rule 144 holding period.

The term of this lease is 10 years with automatic 10 year renewals, at no cost to Lessee.

This constitutes the entire agreement between the parties and cannot be changed unless it is done in writing and is mutually acceptable. This agreement cancels and supersedes all previous agreements between the parties.

This agreement subject to the approval by CCEL Board of Directors.

Dated this 12th day of April, 1996.

Bio-Stor International, Inc.              CRYO-CELL International, Inc.

By:  S/GLENN COHEN                        By:    S/DANIEL D. RICHARD
     -----------------------              -----------------------------
Glenn Cohen, Founder                      Daniel D. Richard, Chairman and C.E.O.

Address:  4255 Route 9                    Address:          1223 Anderson Avenue
          Freehold, NJ 07728                                Ft. Lee, NJ 07024
Phone:    908-845-0666                    Phone:            201-224-7070
Fax:      908-308-9420                    Fax:              201-224-7997